UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: November 29, 2004

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into Material Definitive Agreement; and Item 3.02 Unregistered Sale of Equity Securities

On November 29, 2004, ATP Oil & Gas Corporation (the “Company”) entered into separate subscription and registration rights agreements with individual investors for the sale of an aggregate of 4,000,000 shares of its common stock (“Common Stock”) at $14.00 per share through a private placement of unregistered securities. The subscription and registration rights agreements require the Company to cause a resale registration statement covering the Common Stock to be filed no later than 30 days after the closing of the transaction.

The Company completed the sale of the transaction on December 1, 2004 and received approximately $53.2 million in net proceeds after payment of $2.8 million in fees to the placement agent of the offering. An additional 435,857 shares of Common Stock were sold in the offering by Mr. T. Paul Bulmahn, president and chairman of the Company and such shares will also be included in the resale registration statement. The Company did not receive any proceeds from the sale of shares by Mr. Bulmahn.

The securities were sold to accredited investors in a private placement transaction and were therefore exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) and Rule 506 of the Securities Act. The securities sold in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01. — Financial Statements and Exhibits

(c)	Exhibits

10.1	Subscription and Registration Rights Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: December 3, 2004	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Chief Financial Officer

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